Exhibit 99.1

WAVE TO COMPLETE $1,276,800 SERIES K

CONVERTIBLE PREFERRED STOCK FINANCING

Lee, MA, – December 26, 2008 — Wave Systems Corp. (NASDAQ: WAVX), a leading developer of trusted computing solutions and services, announced that it is selling to investors a total of 456 shares of newly designated 8% Series K Convertible Preferred Stock at a price of $2,800 per share, yielding gross proceeds in the amount of $1,276,800.

Each share of Series K Convertible Preferred Stock will be convertible into 10,000 shares of Wave Class A common stock upon the election of the holder at any time or automatically on the date on which the average closing price per share of Wave Class A common stock for the 15 consecutive trading day period then ended equals or exceeds $0.70.  In the aggregate, the Series K Convertible Preferred Stock is convertible into 4,560,000 shares of Wave’s Class A common stock.  Dividends will accrue at 8% per annum and will be paid in cash semi-annually.

Additionally, for each share of Series K Convertible Preferred Stock purchased, the investor will also receive warrants to purchase 2,500 shares of Class A common stock at an exercise price of $0.28 per share.  The warrants are exercisable for three years beginning on the date of the initial issuance of the warrants.

The Series K Convertible Preferred Stock has no anti-dilution protection (other than proportionate adjustments for stock splits and similar events).  Prior to conversion, the Series K Convertible Preferred Stock will have no voting rights other than consent rights in respect of modifications to the terms of the Series K Convertible Preferred Stock.

Security Research Associates acted as placement agent in connection with the offering.  The securities offered are being issued under a $25 million shelf registration statement declared effective by the Securities and Exchange Commission on June 23, 2008.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Security Research Associates

Security Research Associates (SRA) was founded in San Francisco in 1980 and today offers both investment banking and institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information, visit www.sracap.com.

About Wave Systems

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions. For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

info@wavesys.com

413/243-1600